EXHIBIT 99.1

For Immediate Release

CRESCENT ANNOUNCES FOURTH QUARTER 2004 RESULTS

FORT WORTH, TEXAS, February 24, 2005—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the fourth quarter 2004. Net income available to common shareholders for the three months ended December 31, 2004 was $202.1 million, or $1.86 per share (diluted). This compares to net income available to common shareholders of $28.4 million, or $0.29 per share (diluted), for the three months ended December 31, 2003. Net income available to common shareholders for the year ended December 31, 2004 was $141.1 million, or $1.42 per share (diluted). This compares to a net loss of ($0.3) million, or $0.00 per share (diluted), for the year ended December 31, 2003. The increase in net income from 2003 to 2004 is primarily the result of the gains generated from joint ventures of certain of the Company’s existing office assets in the fourth quarter 2004.

Adjusted funds from operations available to common shareholders — diluted (“FFO”) for the three months ended December 31, 2004 was $53.5 million, or $0.45 per share and equivalent unit. This compares to FFO of $91.2 million or $0.78 per share and equivalent unit, for the three months ended December 31, 2003. FFO for the year ended December 31, 2004 was $143.2 million, or $1.22 per share and equivalent unit. This compares to FFO of $212.6 million, or $1.82 per share and equivalent unit, for the year ended December 31, 2003.

According to John C. Goff, Vice Chairman and Chief Executive Officer, “2004 was highlighted by several noteworthy transactions -$1.2 billion in joint ventures of five of Crescent’s trophy office assets, a refinancing and new industry partner in AmeriCold, and a significant capital raise announced for Canyon Ranch, which allows for future brand expansion. Each of these individually is strategically significant, but they are even more powerful together, as we lay the foundation for growth in earnings and long-term value for our shareholders in the years to come.”

“Our fourth quarter earnings results were in line with expectations, and with the newly created liquidity generated from the recent transactions, we have made progress toward reinvestment for long-term earnings growth by purchasing three office properties in December 2004 and one in February 2005. Out of the four new office properties, two are in new markets for Crescent - Atlanta and Seattle. These markets share similar characteristics with our other office markets in that they rank high on the list to benefit from future employment growth, which ultimately drives office demand. Additionally, these markets are natural expansions for us given our existing presence in the Southeast and on the West Coast.”

On January 14, 2005, Crescent announced that its Board of Trust Managers had declared cash dividends for the fourth quarter of $0.375 per share for Common, $0.421875 per share for Series A Convertible Preferred, and $0.59375 per share for Series B Redeemable Preferred. The dividends were paid on February 15, 2005, to shareholders of record on January 31, 2005.

BUSINESS SECTOR REVIEW

Office Sector (60% of Gross Book Value of Real Estate Assets as of December 31, 2004)
Operating Results

Crescent reports operating statistics at 100% without adjustments to give effect to Crescent’s actual ownership percentage in joint venture properties. Crescent owns or manages 31.6 million square feet at December 31, 2004, which include 13.2 million square feet of properties in unconsolidated joint ventures and 0.5 million square feet in consolidated joint ventures.

Denny Alberts, President and Chief Operating Officer, commented, “2004 will be remembered as a year in which occupancy showed marked improvement in our markets. Our total office economic occupancy improved from 84.0% at year-end 2003, to 88.5% at year end 2004. In 2005, we expect continued improvement in the economy, and therefore, a subtle shift to a more landlord friendly office market. This allows us to remain cautiously optimistic about occupancy gains in 2005. We expect our overall portfolio to be more than 90% leased by year end 2005.”

“During 2004, we signed leases totaling 5.7 million square feet, or 18% of our overall portfolio’s net rentable area. In 2005, we have 4.0 million total gross square feet of leases scheduled to expire by the end of the year. To date, 59% of that expiring space has been addressed — 37% by signed leases and 22% by leases in negotiation.”

- Same-store NOI -
For the three months ended December 31, 2004, office property same-store net operating income (“NOI”) declined 10.3% from 2003 for the 26.0 million square feet of office property space owned during both periods. This decline is primarily the result of timing of expenses from quarter to quarter. Average occupancy for these same-store properties for the three months ended December 31, 2004 was 86.6% compared to 85.5% in 2003.

For the year ended December 31, 2004, office property same-store NOI declined 5.3% from 2003 for the 26.0 million square feet of office property space owned during both periods. This decline was in line with guidance previously provided by the Company. Average occupancy for these same-store properties for the year ended December 31, 2004 was 86.0% compared to 85.7% in 2003.

- Occupancy -
Crescent’s overall office portfolio was 89.8% leased and 88.5% occupied as of December 31, 2004.

- Leasing Activity -
The Company leased 1.6 million net rentable square feet during the three months ended December 31, 2004, of which 1.0 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 5.2% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.97 per square foot per year and leasing costs were $1.02 per square foot per year.

The Company leased 5.7 million net rentable square feet during the year ended December 31, 2004, of which 3.2 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 7.9% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.68 per square foot per year and leasing costs were $1.03 per square foot per year.

- Lease Termination Fees -
Crescent received $0.5 million and $1.4 million of lease termination fees during the three months ended December 31, 2004 and 2003, respectively, while Crescent received $9.0 million and $9.7 million of lease termination fees for the years ended December 31, 2004 and 2003, respectively. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.

Joint Venture of Trophy Office Assets
In the fourth quarter, Crescent finalized the office joint-venture transactions announced on November 8, 2004. In the first phase, a pension fund investor advised by JPMorgan Fleming Asset Management (“JPMorgan”) acquired a 60.0% interest in three of Crescent’s trophy office properties, while an affiliate of General Electric Pension Trust acquired a 16.15% ownership interest. Crescent retained a 23.85% interest. Totaling 5.6 million square feet, the collection of properties is comprised of The Crescent in Dallas and Houston Center and Post Oak Central in Houston.

In the second phase, JPMorgan acquired a 76.15% interest in two of Crescent’s Dallas trophy office properties, while Crescent retained a 23.85% ownership interest. Totaling 2.3 million square feet, this second joint venture is comprised of Fountain Place, as well as the ground lease and mortgage for Trammell Crow Center.

Total valuation of the partnerships is approximately $1.2 billion. As a result of the closing of all phases of the office joint ventures, The joint ventures generated cash to Crescent of approximately $316 million after required debt repayments or defeasance of approximately $572 million.

The joint-venture agreements provide that Crescent will act as general partner and will continue to manage and lease the properties for market-based fees. In addition, Crescent may receive promoted interests based upon certain long-term performance measures for the properties.

Acquisitions
On December 15, Crescent entered the Atlanta market by acquiring One Live Oak, a 10-story, 201,488 square-foot Class A office property located in the Buckhead submarket. Crescent acquired the property for $31.0 million, or $154 per square foot. Upon purchase, One Live Oak was 70% leased.

On December 21, Crescent acquired 1301 McKinney, formerly known as Chevron Tower, a 51-story, 1.2 million square-foot Class A office tower located within the Houston Center complex in downtown Houston. Crescent acquired the property for $101.0 million, or $81 per square foot, funded primarily by a $70 million mortgage loan. Upon purchase, 1301 McKinney was 49% leased. The property is expected to be joint ventured.

On December 29, Crescent acquired Peakview Tower, a 10-story, 264,149 square-foot Class A office property located in the Greenwood Village submarket of Denver. Crescent acquired the property for $47.5 million, or $180 per square foot. Upon purchase, Peakview Tower was 86% leased.

On February 7, Crescent entered the Seattle market by acquiring The Exchange Building, a 23-story, 295,525 square-foot Class A office property located in downtown Seattle. Crescent acquired the property for $52.5 million, or $177 per square foot. Upon purchase, The Exchange Building was 90% leased.

Dispositions
On December 17, Crescent finalized the sale of 5.3 acres of non-income producing land to the City of Houston. The land is adjacent to the 5.5 acres located in front of the George R. Brown Convention Center in downtown Houston that Crescent sold to the City at the end of 2002. This transaction allows the City to consolidate its land to develop an urban park of more than 13 acres. The sale generated proceeds, net of selling costs, of $22.3 million. Crescent recognized a gain of $8.3 million on this transaction.

On December 23, Crescent sold 5.7 acres of non-income producing land adjacent to One Briarlake Plaza located in the Westchase submarket in Houston. The sale generated proceeds, net of selling costs, of approximately $4.0 million. Crescent recognized a gain of $1.0 million on this transaction.

On February 7, Crescent sold Albuquerque Plaza located in downtown Albuquerque. The sale generated $34.7 million in proceeds, net of selling costs, which were primarily used to pay off debt secured by the property. Crescent recognized a gain of $1.8 million on this transaction.

Resort / Hotel Sector (12% of Gross Book Value of Real Estate Assets as of December 31, 2004)
Operating Results
Same-store NOI for Crescent’s five resort properties declined 9% for the three months ended December 31, 2004 from 2003. The average daily rate increased 8% and revenue per available room increased 12% for the three months ended December 31, 2004, compared to 2003. Weighted average occupancy was 62% for the three months ended December 31, 2004, compared to 59% for the three months ended December 31, 2003.

Same-store NOI for Crescent’s five resort properties declined 5% for the year ended December 31, 2004 from 2003. The average daily rate increased 7% and revenue per available room increased 6% for the year ended December 31, 2004, compared to 2003. Weighted average occupancy was 69% for the year ended December 31, 2004, compared to 68% for the year ended December 31, 2003.

Canyon Ranch Restructuring and Recapitalization
On January 18, Crescent formed a new company (“Canyon Ranch Company”) with the founders of Canyon Ranch whereby all Canyon Ranch assets will be held 48% by Crescent and 52% by the founders, Melvin and Enid Zuckerman and Jerrold Cohen. The following assets were contributed:

•	Canyon Ranch Tucson and Canyon Ranch Lenox Destination Resorts

•	Canyon Ranch SpaClub at the Venetian Resort in Las Vegas

•	Canyon Ranch SpaClub on the Queen Mary 2 ocean liner

•	Canyon Ranch Living Community in Miami, Florida

•	Canyon Ranch SpaClub at The Gaylord Palms Resort in Kissimmee, Florida

•	all Canyon Ranch trade names and trademarks

As part of the transaction, Canyon Ranch Company raised $95 million in non-recourse, 10-year, 5.94% interest-only debt, as well as $110 million in ten-year Mandatorily Redeemable Convertible Preferred Membership Units, through a private placement offering. Each preferred unit pays an annual dividend of 8.5% in years 1 through 7 and an annual dividend of 11% in years 8-10. In addition, the preferred units are convertible into 25% of the common equity of Canyon Ranch Company.

As a result of the transaction, approximately $50 million was retained by Canyon Ranch Company for future investments or corporate purposes. Crescent also received total proceeds of $91.9 million, $38.3 million of which was used to pay down or defease debt related to Crescent’s pre-existing investment in Canyon Ranch assets. The gross value ascribed to Crescent’s assets contributed to Canyon Ranch Company was $209 million, $89 million more than its invested capital.

Disposition
On October 19, Crescent completed the sale of the Hyatt Regency Hotel, a business-class hotel located in downtown Albuquerque. The sale generated proceeds, net of selling costs, of $32.5 million, which were used to pay off debt secured by the property. Crescent recognized a gain of $3.6 million on this transaction.

Residential Development Sector (15% of Gross Book Value of Real Estate Assets as of December 31, 2004)
Operating Results
Crescent’s overall residential investment generated $16.1 million and $31.2 million in FFO for the three months and year ended December 31, 2004, respectively. This compares to $74.4 million and $88.1 million in FFO generated for the three months and year ended December 31, 2003, respectively. Results for 2003 included the income earned on the sale of The Woodlands residential development properties in December 2003.

Temperature-Controlled Logistics Sector (13% of Gross Book Value of Real Estate Assets as of December 31, 2004)
Operating Results
Crescent’s investment in temperature-controlled logistics properties generated $18.2 million and $31.0 million in FFO for the three months and year ended December 31, 2004, respectively. This compares to $7.0 million and $23.3 million of FFO generated for the three months and year ended December 31, 2003, respectively. The increase from 2003 is primarily due to the net gain recognized on the sale of AmeriCold common shares, as described below.

Restructure and New Investor
On November 4, Crescent announced that AmeriCold Realty Trust (“AmeriCold”), a joint venture owned 40% by Crescent and 60% by its partner, Vornado Realty Trust (NYSE:VNO) (“Vornado”), purchased AmeriCold’s tenant, AmeriCold Logistics, LLC (“OpCo”) for $47.7 million in cash. OpCo was owned 40% by Crescent Operating, Inc. (OTC Pink Sheets: COPIQ) (“Crescent Operating”) and 60% by Vornado Operating Company (OTC BB: VOOC) (“Vornado Operating”). As a result, OpCo merged with and into AmeriCold, with the combined company qualifying as a real estate investment trust in accordance with a private letter ruling issued by the IRS.

On November 18, Crescent and Vornado finalized agreements to collectively sell 20.7% of the newly combined AmeriCold’s common shares to The Yucaipa Companies (“Yucaipa”) for $145 million. The Yucaipa investment is based on a $1.45 billion total enterprise value. Yucaipa is a private equity fund with significant expertise in the food distribution, logistics, and retail industries and will be involved in AmeriCold’s day-to-day operations and instrumental in the future success of AmeriCold. Crescent and Vornado, after the completion of the transaction, own 31.7% and 47.6% of AmeriCold, respectively. The agreements provide for Yucaipa to earn a promote of 20% of the increase in the value of AmeriCold through December 31, 2007, limited to 10% of Crescent and Vornado’s remaining common shares in AmeriCold. As a result of the transactions, Crescent recognized a net gain on the sale of AmeriCold common shares of approximately $12.3 million in the fourth quarter of 2004.

As a result of the aforementioned transactions and AmeriCold’s debt refinancing in February 2004, Crescent reduced its investment in Temperature-Controlled Logistics from approximately $300 million at December 31, 2003, to approximately $173 million at December 31, 2004.

OTHER

Mezzanine Investments
Crescent recently invested in two mezzanine loans for totaling $39.3 million. The weighted average current yield for the loans is 11.2%, floating off of LIBOR. In addition, Crescent received a loan origination fee on each of the loans. Each loan has a two-year term with extension options. The loans are secured by ownership interests in two premier office assets, one in Los Angeles and one in New York City

EARNINGS OUTLOOK

Crescent addresses earnings guidance in its earnings conference calls and provides documentation in its quarterly supplemental operating and financial data reports. Refer to the following paragraphs for details about accessing today’s conference call, presentation and the Supplemental Operating and Financial Data package.

FUNDS FROM OPERATIONS

Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although those companies may calculate funds from operations in different ways. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as Net Income (Loss) determined in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, excluding extraordinary items (determined by GAAP), excluding depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Crescent reports Adjusted Funds From Operations Available to Common Shareholders — diluted (“FFO”) before taking into account impairment charges required by GAAP which are related to its real estate assets and before costs associated with the extinguishment of debt in connection with the sale of real estate assets. A reconciliation of Crescent’s FFO before and after such adjustments to GAAP net income is included in the Company’s financial statements accompanying this press release and in the “Fourth Quarter 2004 Supplemental Operating and Financial Data” located on the Company’s website. FFO should not be considered an alternative to net income.

CHANGES IN STATISTICAL REPORTING METHODS

Beginning in the first quarter of 2004, the Company implemented two changes in statistical reporting methods. First, to reflect occupancy trends in continuing operations more appropriately, the Company now excludes properties held for sale from occupancy and same-store statistics, beginning with the period in which the property is determined to be held for sale and for the comparable prior year period. In addition, beginning in the second quarter of 2004, the Company no longer provides same-store statistics for its business-class hotel properties. Of the three business-class hotels owned, one is categorized as a property held for sale; therefore, the Company no longer considers same-store statistics for continuing operations useful.

SUPPLEMENTAL OPERATING AND FINANCIAL DATA

Crescent’s “Fourth Quarter Supplemental Operating and Financial Data” is available on the Company’s website (www.crescent.com) on the Investor Relations page. To request a hard copy, please call the Company’s Investor Relations Department at (817) 321-2180.

CONFERENCE CALL, WEBCAST AND PRESENTATION

The Company will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on February 24, 2004, to discuss the fourth quarter results and provide a Company update. To participate in the conference call, please dial (800) 818-4442 domestically or (706) 679-3110 internationally, or you may access the audio webcast on the Company’s website (www.crescent.com) in the investor relations section. A replay of the conference call will be available through March 5, 2005, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 3390390.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect”, “anticipate” and “may”.

Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•	The Company’s ability, at its office properties, to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which continue to be adversely affected by existing real estate conditions (including decreased rental rates and the vacancy levels in particular markets, decreased rental rates and competition from other properties) and may also be adversely affected by general economic downturns;

•	The continuation of relatively high vacancy rates and reduced rental rates in the Company’s office portfolio as a result of conditions within the Company’s principal markets;

•	The ability of the Company to reinvest available funds at anticipated returns and consummate anticipated office acquisitions on favorable terms and within anticipated time frames;

•	Adverse changes in the financial condition of existing tenants, in particular El Paso Energy and its affiliates which provide 5.8% of the Company’s annualized office revenues;

•	Further deterioration in the Company’s resort/business-class hotel markets or in the economy generally;

•	Further deterioration in the market or in the economy generally and increases in construction cost associated with development of residential land or luxury residences, including single-family homes, town homes and condominiums;

•	Financing risks, such as the Company’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, the Company’s ability to meet financial and other covenants and the Company’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	The ability of the Company to dispose of its investment land, and other non-core assets, on favorable terms and within anticipated time frames;

•	The concentration of a significant percentage of the Company’s assets in Texas;

•	The existence of complex regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in the Company’s filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company is not obligated to update these forward-looking statements to reflect any future events or circumstances.

ABOUT THE COMPANY
Celebrating its tenth year, Crescent Real Estate Equities Company (NYSE: CEI) is one of the largest publicly held real estate investment trusts in the nation. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of more than 75 premier office buildings totaling more than 30 million square feet primarily located in the Southwestern United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. In addition, Crescent has investments in world-class resorts and spas and upscale residential developments. For more information, visit the Company’s website at http://www.crescent.com.

FOR MORE INFORMATION

Jane E. Mody, Managing Director, Capital Markets, (817) 321-1086
Keira B. Moody, Vice President, Investor Relations and Corporate Communications, (817) 321-1412